Exhibit 10.2

KAMAN INDUSTRIAL TECHNOLOGIES CORPORATION
CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT is made on June 25, 2019 (the “Signing Date”) by and between Kaman Industrial Technologies Corporation, a Connecticut corporation (the “Company”) and Alphonse J. Lariviere, Jr. (the “Executive”).
Statement of Purpose
The Executive is President of the Company and an Executive Vice President of Kaman Corporation, the parent corporation of the Company (the “Parent”). The Executive previously entered into a Change in Control Agreement with the Parent dated November 14, 2017 (the “Parent CIC Agreement”). The Parent has entered into a Share Purchase Agreement with LJ KAI Blocker, Inc., LJ KFP Blocker, Inc., and LJ KIT Blocker, Inc., dated June 25, 2019 (the “Sale Agreement”) for the sale of the Company. Upon consummation of the transactions contemplated by Sale Agreement (including, without limitation, the Pre-Closing Reorganization described in Section 1.6 of the Sale Agreement) (the “Closing”), the Executive’s position with the Parent shall terminate but Executive shall remain employed by the Company as its President. Accordingly, this Agreement supersedes and replaces in its entirety the Parent CIC Agreement immediately upon the Closing. If the transactions contemplated by the Sale Agreement are not consummated, this Agreement shall be void ab initio and the Parent CIC Agreement shall remain in effect.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
1.Defined Terms. Definitions of capitalized terms used in this Agreement are provided in the last Section of this Agreement.
2.    Term. This Agreement shall become effective upon the date of the Closing and terminate on the first anniversary of the date of the Closing. The term of this Agreement, as set forth under this Section 2, is herein referred to as the “Term.”
3.    Covenants Summarized. In order to induce the Executive to remain in the employ of the Company following the Closing and in consideration of the Executive’s continued employment, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described in this Agreement. Except as provided in Section 5.1 of this Agreement, no Severance Payments (as defined in Section 5) shall be payable under this Agreement unless there shall have been a termination of the Executive’s employment with the Company during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.
4.    Compensation Other Than Severance Payments.

4.1    If the Executive’s employment is terminated for any reason during the Term, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if Section 18(m)(ii) is applicable as an event or circumstance constituting Good Reason, the rate in effect immediately prior to such event or circumstance, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination (or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason). In addition, if the Executive’s employment is terminated for any reason during the Term other than (a) by the Company for Cause or (b) by the Executive without Good Reason, then the Company shall pay a pro-rata portion of the Executive’s annual bonus for the performance year in which such termination occurs to the Executive. This pro-rata bonus shall be determined by multiplying the amount the Executive would have received if the applicable performance goals were achieved at the target level of performance by a fraction, the numerator of which is the number of days during such performance year that the Executive is employed by the Company and the denominator of which is 365 and shall be paid at the time described in Section 5.4.
4.2    If the Executive’s employment shall be terminated for any reason during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.
5.    Severance Payments.
5.1    If the Executive’s employment is terminated during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts and provide the Executive the benefits described in this Section 5 collectively, the “Severance Payments”) in addition to any payments and benefits to which the Executive is entitled under Section 4 of this Agreement.

(a)
In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to the sum of (i) two (2) times the Executive’s base salary as in effect immediately prior to the Closing or, if Section 18(m)(ii) is applicable as an event or circumstance constituting Good Reason, the rate in effect immediately prior to the Closing, and (ii) two (2) times the Executive’s target annual bonus as in effect immediately preceding the Closing, pursuant to any annual bonus or incentive plan maintained by the Company, or if Section 18(m)(ii) is applicable as an event or circumstance constituting Good Reason, the target annual bonus in effect immediately prior to the Closing.

(b)
For the twenty-four (24) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents medical, dental and accidental death and dismemberment benefits on a monthly basis that is substantially similar to such benefits as provided to the Executive and the Executive’s dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence. The parties intend that the first eighteen (18) months of continued medical and dental coverage shall not constitute a “deferral of compensation” under Treas. Reg. Sect. l.409A-l(b), and that continued accidental death and dismemberment benefits hereunder shall qualify as a “limited payment” of an “in kind” benefit under Treas. Reg. Sect. l.409A-l(b)(9)(v)(C) and (D). Any portion of the continued medical, dental and accidental death and dismemberment coverage under this Section 5.l(b) that is subject to Section 409A is intended to qualify as a “reimbursement or in-kind benefit plan” under Treas. Reg. Sect. 1.409A- 3(i)(l )(iv). Benefits otherwise receivable by the Executive pursuant to this Section 5.1(b) shall be reduced to the extent benefits of the same type are received by or made available by a subsequent employer to the Executive during the twenty-four (24) month period following the Date of Termination (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive) provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason. Any such reimbursement under this Section 5.l(b) shall be made promptly in accordance with Company policy, but in any event on or before the last day of the Executive’s taxable year following the taxable year in which the expense or cost was incurred. In no event shall the amount that the Company pays for any such benefit in any one (1) year affect the amount that it will pay in any other year and in no event shall the benefits described in this paragraph be subject to liquidation or exchange.

(c)
The Company (i) shall establish an irrevocable grantor trust holding an amount of assets sufficient to pay all remaining premiums (which trust shall be required to pay such premiums), under any insurance policy maintained by the Company insuring the life of the Executive, that is in effect and (ii) shall transfer to the Executive any and all rights and incidents of ownership in such arrangements at no cost to the Executive. Notwithstanding the foregoing, in no event shall the Company establish or fund any such rabbi trust in a manner or on terms that would result in the imposition of any tax, penalty or interest upon the Executive under Section 409A(b)(1) of the Code, and in no event shall the Company be obligated to, nor shall it, fund any such rabbi trust “in connection with a change in the employer’s financial health” within the meaning of Section 409A(b)(2) of the Code. In the event that one or more premiums become due and payable during the six (6) month period beginning on the Executive’s employment termination, the Company shall timely notify the Executive so that any such premium payment can be made by the Executive directly to the insurance carrier. At the end of such six (6) month period, the Company shall reimburse the Executive for all such premiums paid by the Executive, with interest at the applicable federal rate under Section 1274 of the Code, determined as of the Date of Termination.

(d)
The Company shall provide the Executive with reimbursement for up to Thirty Thousand Dollars ($30,000) in the aggregate for outplacement services, relocation costs, or both; provided, however, that reimbursement shall only be provided until the earlier of the first anniversary of the Date of Termination or the Executive’s first day of employment with a new employer. It is intended that reimbursements under this Section 5.1(d) shall not constitute a “deferral of compensation” for purposes of Section 409A of the Code pursuant to Treas. Reg. Sect. l.409A l(a)(9)(v)(A) and (C).

5.2    Section 4999 Excise Tax.
The Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under the Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Code (the “Excise Tax”); provided, however, that any payment or benefit received or to be received by the Executive in connection with the Closing or the termination of employment (whether payable under the terms of the Agreement or any other plan, arrangement or agreement with the Company, the Parent or their respective affiliates (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made. For purposes of this Section 5.2:

(a)
The “net after-tax benefit” shall mean (i) the Payments which the Executive receives or is then entitled to receive from the Company, the Parent or their respective affiliates that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by the Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.

(b)
All determinations under this Section 5.2 will be made by an accounting firm or law firm that is selected for this purpose by the Company prior to the Executive’s Date of Termination (the “280G Firm”). All fees and expenses of the 280G Firm shall be borne by the Company. The Company will direct the 280G Firm to submit any determination it makes under this Section 5.2 and detailed supporting calculations to the Executive and the Company as soon as reasonably practicable.

(c)	If the 280G Firm determines that one or more reductions are required under this Section 5.2, the 280G Firm shall also determine which Payments shall be reduced, and the Company and/or the Parent shall pay such reduced amount to the Executive. The 280G Firm shall make reductions required under this Section 5.2 in a manner that maximizes the net after-tax amount payable to the Executive. If a reduction in the Payments is required under this Section 5.2(c), the Payments shall be reduced in the following order: (A) reduction of any cash payment (excluding any cash payment with respect to the acceleration of equity awards) that is otherwise payable to the Executive that is exempt from Section 409A of the Code; (B) reduction of any other payments or benefits otherwise payable to the Executive (other than those described in clause (C) below) on a pro-rata basis or such other manner that complies with Section 409A of the Code; and (C) reduction of any payment or benefit with respect to the acceleration of equity awards that is otherwise payable to the Executive (on a pro-rata basis as between equity awards that are covered by Section 409A of the Code and those that are not (or such other manner that complies with Section 409A of the Code)).

(d)
As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section 5.2, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Executive (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company, the Parent, or the Executive, which assertion the 280G Firm believes has a high probability of success, or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay the Overpayment to the Company or the Parent, as applicable, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company or the Parent, as applicable, unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Executive, the Company and/or the Parent, as applicable, of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company and/or the Parent, as applicable.

(e)
The parties will provide the 280G Firm access to and copies of any books, records and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 5.2.

5.3    The Company also shall reimburse the Executive for reasonable legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement. Such payments shall be made within ten (10) business days after delivery of the Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. Any such reimbursement under this Section 5.3 shall be made promptly in accordance with the

Company policy, but in any event on or before the last day of the Executive’s taxable year following the taxable year in which the expense or cost was incurred.
5.4    The Company shall pay the pro-rata bonus described in Section 4.1 and the cash amounts described in this Section 5 and shall provide the benefits described in this Section 5 to the Executive on the first business day after the effectiveness of the General Release described in Section 11(b), subject to the provisions of Section 15 with respect to compliance with Section 409A of the Code. Any cash amounts the payment of which is subject to delay pursuant to the operation of Section 15 shall be paid with interest at the applicable federal rate under Section 1274 of the Code determined as of the Date of Termination. If payments are not made in the time frame required by this Section 5.4, interest on the unpaid amounts will accrue at 120% of the rate provided in Section 1274(b)(2)(B) of the Code determined as of the first day following the time frame provided for herein until the date such payments are actually made. At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the 280G Firm or other advisors (and any such opinions or advice which are in writing shall be attached to the statement).
5.5    Severance Payments In Lieu of Other Severance Benefits.
Severance Payments made under this Section 5 shall be in lieu of any severance benefit otherwise payable to the Executive by the Company or any affiliate of the Company.
6.    Termination Procedures and Compensation During Dispute.
6.1    Notice of Termination. During the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 9 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.
6.2    Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than thirty (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).
6.3    Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 6.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected): provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.
6.4    Compensation During Dispute. If a purported termination occurs during the Term and the Date of Termination is extended in accordance with Section 6.3 of this Agreement, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 6.3 of this Agreement. Amounts paid under this Section 6.4 are in addition to all other amounts due under this Agreement (other than those due under Section 4.1 of this Agreement) and shall not be offset against or reduce any other amounts due under this Agreement. Notwithstanding anything to the contrary in Section 6.3 and this Section 6.4, if the Company, after delivery of a Notice of Termination, promptly (and in any event within thirty (30) days) determines that grounds existed prior to the delivery of the Notice of Termination to terminate the Executive’s employment for Cause after complying with the procedural requirements of this Agreement, the Company shall have the right to recover any payments that have been made to the Executive or on the Executive’s behalf under this Agreement including but not limited to offset against or reduction of any amounts due under this Agreement or otherwise.
7.    No Mitigation. The Company agrees that under this Agreement, if the Executive’s employment with the Company terminates, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 5 of this Agreement or Section 6.4 of this Agreement. Further, the amount of any payment or benefit provided for in this Agreement (other than as specifically provided in Section 5.1(b) of this Agreement) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
8.    Successors; Binding Agreement.
8.1    In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in accordance with its terms.

8.2    This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
9.    Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: at the address (or to the facsimile number) shown on the records of the Company.
If to the Company: Kaman Industrial Technologies Corporation, 1 Vision Way, Bloomfield, CT 06002 Attention: Board of Directors, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
10.    Obligations after the Date of Termination.

(a)
Confidentiality. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment and for the benefit of the Company, at any time following the Date of Termination, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive, (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive, or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b)
Non-Solicitation. The Executive agrees that for the two (2) year period following the Date of Termination, the Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, recruit or hire any person who at any time is a Company Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees or (ii) the Executive from soliciting, recruiting or hiring any Company Group Employee who (x) has voluntarily ceased to be employed or retained by the Company or its Affiliates for at least twelve (12) months, or (y) has been terminated and ceased to be employed or retained by the Company or its Affiliates. For purposes of this Section 10(b), “Company Group Employees” means, collectively, officers, directors and employees of the Company and its Affiliates.

(c)
Non-Competition. For a period of two (2) years following the Date of Termination, the Executive shall not, directly or indirectly through any person or contractual arrangement, engage in any business anywhere in North America that is competitive with the Business, or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or be connected as an officer, employee, partner, member, stockholder or consultant with, any business or person that competes in whole or in part with the Business; provided, that the Executive may individually own up to five percent (5%) of the outstanding shares of a publicly held person that is competitive with the Business so long as the Executive does not actively participate in the management of such person, or otherwise control or exert influence over such person. For purposes hereof, “Business” means the business of distributing third-party power transmission, automation and fluid power products, including industrial electro-mechanical products, bearings, power transmission, motion control and electrical and fluid power components, along with related engineered integrated solutions and sales of private label branded products, and certain maintenance, repair and other services related thereto. Without limitation, the businesses and persons specified in Section 4.08(b) of the Disclosure Schedule to the Sale Agreement are deemed to be compete with the Business.

(d)
Non-Disparagement. Executive agrees that he shall not disparage the Company or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Company or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees (other than ordinary course sales communications or as required by applicable law). Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section 10(d).

(e)
Return of Company Property and Records. The Executive agrees that upon termination of the Executive’s employment, for any cause whatsoever, the Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by the Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to the Executive during the Executive’s employment with the Company.

(f)
Cooperation. The Executive agrees that, following termination of the Executive’s employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment, including any litigation. The Company shall compensate the Executive for any lost wages (or, if the Executive is not then employed, provide reasonable compensation as determined by the Compensation Committee) and expenses associated with such cooperation and assistance.

(g)
Assignment of Inventions. The Executive will promptly communicate and disclose in writing to the Company all inventions and developments, including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed or purchased by the Executive, or under which the Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or which arise out of the Executive’s employment with the Company, or relate to any matters directly pertaining to the business of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of the Executive’s right, title and interest in, to and under all such Inventions, licenses and right to grant licenses shall be the sole property of the Company. As to all such Inventions, the Executive will, upon request of the Company, (i) execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country, and (ii) do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(h)
Equitable Relief and Other Remedies. The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section 10 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(i)
Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(j)
Survival of Provisions. The obligations contained in this Section 10 shall survive the termination or expiration of the Executive’s employment with both the Company and shall be fully enforceable thereafter.

11.    Conditions. The Company and the Executive agree that any payments or benefits made or provided pursuant to this Agreement are subject to the Executive’s:

(a)	compliance with the provisions of Sections 10(a), 10(b), 10(c), 10(e) and 10(g) hereof;

(b)
delivery to the Company of an executed Agreement and General Release (the “General Release”), which shall be substantially in the form attached hereto as Appendix A (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within twenty-one (21) days of presentation thereof by the Company to the Executive (which presentation shall be made by the Company no later than two (2) business days following the Date of Termination); and

(c)	delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans with the General Release.
If the Executive fails to return an executed General Release to the Company within such twenty-one (21) day period, or the Executive subsequently revokes such timely release, the Company shall not have any obligation to pay any amounts or benefits under Section 5 of this Agreement. The Executive shall provide the General Release to the Company at the following address: Kaman Industrial Technologies Corporation, 1 Vision Way, Bloomfield, CT 06002 Attention: Board of Directors.
12.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Connecticut without regard to its conflicts of law principles. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after its expiration shall survive any such expiration.
13.    Validity; Counterparts. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
14.    Supersedes All Other Agreements. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, including the Parent CIC Agreement.
15.    Section 409A. It is the intention of the Company and the Executive that this Agreement not result in taxation of the Executive under Section 409A of the Code and the regulations and guidance promulgated thereunder and that the Agreement shall be construed and administered in accordance with such intention. Notwithstanding the foregoing, the Company shall in any event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code. Notwithstanding anything to the contrary herein, if the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) with respect to the Company, any amounts (or benefits) otherwise payable to or in respect of the Executive under this Agreement pursuant to the Executive’s termination of employment with the Company shall be delayed to the extent required so that taxes are not imposed on the Executive pursuant to Section 409A of the Code, and shall be paid upon the earliest date permitted by Section 409A(a)(2) of the Code. For purposes of this Agreement, the Executive’s employment with the Company, the Company and its Affiliates will not be treated as terminated unless and until such termination of employment constitutes a “separation from service” for purposes of Section 409A of the Code.
16.    Settlement of Disputes. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.
17.    Arbitration. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Hartford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
18.    Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)
“Cause” for termination by the Company of the Executive’s employment shall mean (i) the Executive engaging in fraud, embezzlement, or theft in connection with the Executive’s duties or in the course of his or her employment with the Company; (ii) an act or omission by the Executive that is wilfully or grossly negligent, contrary to the Company’s established policies or practices, or materially harmful to the Company’s business or reputation or to the business of the Company’s customers or suppliers as it relates to the Company; (iii) the Executive’s plea of no contest to, or conviction of, a felony; (iv) the Executive’s substantial failure to perform his or her duties after receiving notice of the failure from the Board, which failure has not been cured within thirty (30) days after the Executive receives notice of the failure; or (v) the Executive’s breach of any material employment-related covenants under this Agreement or any other applicable agreement between the Executive and the Company.

(e)	“Closing” shall have the meaning set forth in the preamble to this Agreement.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor Code, and related rules, regulations and interpretations.

(g)	“Company” shall have the meaning set forth for such term in the Preamble.

(h)	Intentionally Omitted.

(i)	“Date of Termination” shall have the meaning set forth in Section 6.2 of this Agreement.

(j)
“Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(k)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(l)	“Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.

(m)	“Executive” shall mean the individual named in the preamble to this Agreement.

(n)
“Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) during the Term, of any one of the following acts by the Company or failures by the Company to act, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i)
the assignment to the Executive of any duties inconsistent with the Executive’s status as an executive of the Company or a substantial diminution in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Closing;

(ii)	a reduction by the Company in the Executive’s annual Base Salary as in effect on the Signing Date or as the same may be increased from time to time;

(iii)
the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment immediately prior to the Closing or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Closing;

(iv)
the failure by the Company to pay to the Executive any portion of the Executive’s current compensation, or failure by the Company to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within thirty (30) days of the date such compensation is due;

(v)
the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Closing which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants in the Company’s compensation plans, as existed immediately prior to the Closing;

(vi)
the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s life insurance, health and accident or disability plans in which the Executive was participating immediately prior to the Date of Termination, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Closing, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company, which shall include his service with the Parent prior to the Closing, in accordance with the Company’s normal vacation policy in effect at the time of the Closing; provided, however, that this paragraph shall not be construed to require the Company to provide the Executive with a defined benefit pension plan if no such plan is provided to similarly situated executive officers of the Company or its Affiliates;

(vii)
any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6.1 of this Agreement; for purposes of this Agreement, no such purported termination shall be effective; or

(viii)
the failure of any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in accordance with its terms prior to the effectiveness of any such succession (provided, that, notwithstanding anything to the contrary, the successor to the Company as a result of the conversion of the Company to a Delaware limited liability company promptly following the Closing shall be deemed to have expressly assumed and agreed to perform this Agreement in accordance with its terms prior to the effectiveness of such conversion and succession).

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
Notwithstanding anything to the contrary above, the Executive shall not have “Good Reason” to terminate employment due solely to a suspension of the Executive’s position, job functions, authorities, duties and responsibilities while on paid administrative leave due to a reasonable belief by the Board that the Executive has engaged in conduct that would give adequate grounds to terminate the Executive’s employment for Cause.

(o)	“Notice of Termination” shall have the meaning set forth in Section 6.1 of this Agreement.

(p)	“Parent” shall have the meaning set forth in the preamble to this Agreement.

(q)	“Payments” shall have the meaning set forth in Section 5.2 of this Agreement.

(r)	“Sale Agreement” shall have the meaning set forth in the preamble to this Agreement.

(s)	“Signing Date” shall have the meaning set forth in the preamble to this Agreement.

(t)	“Subsidiary” shall mean any corporation within the meaning of Section 424(f) of the Code.

(u)	“Term” shall mean the period of time described in Section 2 of this Agreement.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this agreement.
KAMAN INDUSTRIAL TECHNOLOGIES CORPORATION
/s/ Gregory T. Troy
By: Gregory T. Troy
Its: Vice President
June 25, 2019
Date
EXECUTIVE
/s/ Alphonse J. Lariviere, Jr.
Alphonse J. Lariviere, Jr.
June 25, 2019
Date

APPENDIX A
FORM OF RELEASE
AGREEMENT AND GENERAL RELEASE
Kaman Industrial Technologies Corporation, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Alphonse J. Lariviere Jr. (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:
1.Last Day of Employment. Executive’s last day of employment with the Employer is [●DATE]. In addition, effective as of [●DATE], Executive resigns from the Executive’s position(s) as [●POSITION(S)] of the Employer and will not be eligible for any benefits or compensation after [●DATE] other than as specifically provided under the Change in Control Agreement between Employer and Executive effective as of the consummation of the Employer’s sale of the Company (the “Change in Control Agreement”). Executive further acknowledges and agrees that, after [●DATE], the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of the Employer for any purpose. In addition, effective as of [●DATE], Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Employer or any benefit plans of the Employer. These resignations will become irrevocable as set forth in Section 3 below.
2.    Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 11 of the Change in Control Agreement.
3.    Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s General Counsel, or his/her designee, or mailed to Kaman Industrial Technologies Corporation, 1 Vision Way, Bloomfield, CT 06002 Attention: Board of Directors, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday or legal holiday in Hartford, Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.
4.    General Release of Claim. Subject to the full satisfaction by the Employer of its obligations under the Change in Control Agreement, Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known or unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

–	Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991;

–	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

–	The Employee Retirement Income Security Act of 1974, as amended;

–	The Immigration Reform and Control Act, as amended;

–	The Americans with Disabilities Act of 1990, as amended;

–	The Age Discrimination in Employment Act of 1967, as amended;

–	The Older Workers Benefit Protection Act of 1990;

–	The Worker Adjustment and Retraining Notification Act, as amended;

–	The Occupational Safety and Health Act, as amended;

–	The Family and Medical Leave Act of 1993;

–	Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Connecticut;

–	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

–	Any public policy, contract, tort or common law; or

–	Any allegation for costs, fees or other expenses including attorneys’ fees incurred in these matters.
Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Executive’s express rights under any pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by an Employer or under COBRA, (ii) Executive’s rights under the provisions of the Change in Control Agreement which are intended to survive termination of employment, (iii) Executive’s rights as a stockholder, or (iv) Executive’s rights to indemnification from Kaman Industrial Technologies Corporation or an affiliate, whether pursuant to contract, the governing documents of the applicable entity, applicable law or otherwise.
5.    No Claims Permitted. Executive waives Executive’s right to file any charge or complaint against an Employer arising out of Executive’s employment with or separation from an Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. Notwithstanding the foregoing, Executive understands that nothing contained in this Agreement and General Release prevents or limits Executive’s ability to file a charge or complaint with, cooperating with or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement and General Release does not limit Executive’s ability from reporting possible violations of applicable laws to the Government Agencies communicate with any Government Agencies or otherwise communicating with them, including providing documents or other information, without notice to Employer. This Agreement and General Release does not limit Executive’s right to receive an award for information provided to any Government Agencies. This Agreement and General Release also excludes any claims made under state workers’ compensation or unemployment laws, or any claims which cannot be waived by law.
6.    Affirmations. Executive affirms Executive has not filed, has not caused to be filed and is not presently a party to, any claim, complaint or action against Employer in any forum. Executive further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided under the Change in Control Agreement. Executive also affirms Executive has no known workplace injuries.
7.    Cooperation; Return of Property. In accordance with Section 10(f) of the Change in Control Agreement, Executive agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge, and Employer will reimburse the Executive for any reasonable out-of-pocket travel, delivery or similar expenses incurred and lost wages (or will provide reasonable compensation if Executive is not then employed) in providing such service to Employer. The Executive represents the Executive has complied with Section 10(e) of the Change in Control Agreement regarding the return of Employer property and records.
8.    Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provisions. In the event Executive or Employer breaches any provision of this Agreement and General Release, Executive and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.
9.    No Admission of Wrongdoing. Executive agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.
10.    Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.
11.    Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Change in Control Agreement which are intended to survive termination of the Change in Control Agreement, including but not limited to those contained in Section 10 thereof, shall survive and continue in full force and effect. Executive acknowledges Executive has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.
EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.
EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE CHANGE IN CONTROL AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.
IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:
KAMAN INDUSTRIAL TECHNOLOGIES CORPORATION
By:
Name: Gregory T. Troy
Title: Vice President
Date:

Alphonse J. Lariviere, Jr.
Date: